EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES FIRST

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., April 26 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for the quarter ended March 31, 2007 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first quarter of 2007 was $1.2 million, which represents a decrease of $0.3 million or 20% from net income of $1.5 million for the first quarter of 2005. Diluted earnings per share were $0.39 and $0.49 for the first quarter of 2007 and 2006, respectively, which represents a decrease of $0.10 or 20%. Net interest income was $4.2 million for the first three months of 2007 as compared to $4.4 million during the same period of 2006. This represents a decrease of $0.3 million or 5%.

Jim McCarty, Chief Financial Officer, stated “The Company continued to experience net interest margin compression during the first quarter of 2007 primarily due to a $208,000 increase in interest expense on deposits as compared to the fourth quarter of 2006. We believe the net interest margin will stabilize during the second quarter as we are now seeing promotional certificates of deposit reprice at more favorable rates and can obtain funding from lower-cost sources. During the remainder of 2007, we will focus on achieving moderate growth in the loan portfolio while maintaining its high credit quality and managing the balance sheet in order to be prepared for future interest rate cycles.”

Total assets of the Company at March 31, 2007 were $510.0 million, which represents an increase of $30.8 million or 6% from total assets of $479.2 million at March 31, 2006. Total loans grew $23.1 million or 6% from $361.3 million at March 31, 2006 to $384.4 million at March 31, 2007. Total deposits grew $29.7 million or 8% from $372.5 million at March 31, 2006 to $402.2 million at March 31, 2007.

A dividend of $0.16 per share will be paid on May 15, 2007 to shareholders of record as of May 1, 2007. This represents an increase of $0.01 or 7% over the May 15, 2006 dividend of $0.15 per share. The Company’s total dividend was $0.60 per share for 2006 as compared to $0.50 per share for 2005.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with and furnished to the Securities and Exchange Commission.